77% Voter Turnout
                              Highlights Silverado
                          1997 Annual General Meeting

MAY 21, 1997 - SILVERADO MINES LTD. NASDAQ - GOLDF (temporary trading symbol - GLDDF - from May 23, 1997 for approximately 10 days)

The directors of Silverado are pleased to announce the results of today's Annual General Meeting of the company's shareholders.

Silverado Mines Ltd. name has been changed to Silverado Gold Mines Ltd.; in order to properly reflect the company's primary business - gold mining.

A "Shareholder Rights Plan" has been approved which will cause any contending takeover parties, whether friendly or not, to pay a respectable and proper price for Silverado shares.

The shareholders of the company have approved a plan to return to shareholders, fourteen (14) shares of Silverado Gold Mines Ltd. for every thirteen (13) shares of Silverado Mines Ltd. they surrender to the company's trust agent. A transfer form and letter of instruction will be sent to all shareholders for the purpose of facilitating this transaction.

A 77% voter turnout also approved the re-election of directors standing for election, being, Garry L. Anselmo, K. Maxwell Fleming and James F. Dixon. In addition, the company's share capital has been increased by 25,000,000 shares.

The company's directors wish to thank all shareholders for their continued strong support and for the support of the corporate goals they have set.

ON BEHALF OF THE BOARD
SILVERADO MINES LTD.

/s/ G. L. Anselmo

G. L. Anselmo
President & CEO


Silverado Mines Ltd.
505-1111 W. Georgia St.
Vancouver, BC  V6E 4M3
Tel: (800)665-4646
Tel: (604)689-1535
Fax: (604)682-3519

EMail: pr@silverado.com
www.silverado.com